Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the CH2M Hill Companies Amended and Restated Long Term Incentive Plan, effective as of February 20, 2017, of our reports dated November 21, 2017, with respect to the consolidated financial statements of Jacobs Engineering Group Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Jacobs Engineering Group Inc. included in its Annual Report (Form 10-K) for the year ended September 29, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

December 14, 2017